Filed pursuant to Rule 424(b)(3)
Registration Statement Number 333-188535
Prospectus Supplement Dated December 18, 2014
To the Prospectus Dated June 7, 2013, as supplemented by the Prospectus Supplement dated December 17, 2014

META FINANCIAL GROUP, INC.

Up to $26,000,000

Common Stock

This prospectus supplement amends the prospectus supplement dated December 17, 2014 (the “Prospectus Supplement”). This prospectus supplement should be read together with the Prospectus Supplement and its accompanying prospectus dated June 7, 2013.  Except as set forth below, the Prospectus Supplement and accompanying prospectus remain unchanged.

This prospectus supplement is being filed solely to amend and restate the information included under the heading “Summary of Selected Financial Data” on pages S-7 and S-8 of the Prospectus Supplement to correct an inadvertent error.  Specifically, the “Income (loss) from continuing operations” for the year ended September 30, 2014 was incorrectly stated as $5,713,000, rather than $15,713,000.  The “Summary of Selected Financial Data” section included in the Prospectus Supplement is hereby deleted in its entirety and replaced with the following:

SUMMARY OF SELECTED FINANCIAL DATA
The following tables show selected historical consolidated financial data for the Company as of and for each of the five years ended September 30, 2014, which has been derived from our audited consolidated financial statements. You should read this table together with the historical consolidated financial information contained in our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” included in our Annual Report on Form 10-K for the year ended September 30, 2014, which has been filed with the SEC and is incorporated by reference into this prospectus supplement.
Selected Financial Data
	Year Ended September 30,
	2014	2013	2012	2011	2010

SELECTED FINANCIAL CONDITION DATA
(Dollars in Thousands)

Total assets	$2,054,031	$1,691,989	$1,648,898	$1,275,481	$1,029,766
Loans receivable, net	493,007	380,428	326,981	314,410	366,045
Securities available for sale	1,140,216	881,193	1,116,692	619,248	506,852
Securities held to maturity	282,933	288,026	-	-	-
Goodwill and intangible assets	2,588	2,339	2,035	1,315	2,663
Deposits	1,366,541	1,315,283	1,379,794	1,141,620	897,454
Total borrowings	497,721	216,456	47,710	29,365	41,214
Stockholders’ equity	174,802	142,984	145,859	80,577	72,044

	2014	2013	2012	2011	2010

SELECTED OPERATIONS DATA
(Dollars in Thousands, Except Per Share Data)

Total interest income	$48,660	$38,976	$37,297	$39,059	$39,083
Total interest expense	2,398	2,954	3,563	4,747	5,993
Net interest income	46,262	36,022	33,734	34,312	33,090
Provision for loan losses	1,150	-	1,049	278	15,791
Net interest income after provision for loan losses	45,112	36,022	32,685	34,034	17,299
Total non-interest income	51,738	55,503	69,574	57,491	97,444
Total non-interest expense	78,231	74,403	75,463	83,262	94,930
Income (loss) from continuing operations before income tax expense (benefit)	18,619	17,122	26,796	8,263	19,813
Income tax expense (benefit)	2,906	3,704	9,682	3,623	7,420

	Year Ended September 30,
	2014	2013	2012	2011	2010

Income (loss) from continuing operations	15,713	13,418	17,114	4,640	12,393
Income from discontinued operations, net of tax	-	-	-	-	-
Net income (loss)	15,713	13,418	17,114	4,640	12,393

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$2.57	$2.40	$4.94	$1.49	$4.23
Income from discontinued operations	-	-	-	-	-
Net income (loss)	$2.57	$2.40	$4.94	$1.49	$4.23

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$2.53	$2.38	$4.92	$1.49	$4.11
Income from discontinued operations			-	-	-
Net income (loss)	$2.53	$2.38	$4.92	$1.49	$4.11

SELECTED FINANCIAL RATIOS AND OTHER DATA

PERFORMANCE RATIOS
Return on average assets	0.81%	0.78%	1.22%	0.41%	1.22%
Return on average assets-continuing operations	0.81%	0.78%	1.22%	0.41%	1.22%
Return on average equity	10.01%	9.36%	18.47%	5.71%	20.59%
Return on average equity-continuing operations	10.01%	9.36%	18.47%	5.71%	20.59%
Net interest margin-continuing operations	2.80%	2.48%	2.56%	3.21%	3.43%
Operating expense to average assets-continuing operations	4.06%	4.35%	5.39%	7.33%	9.36%

QUALITY RATIOS-Continuing Operations
Non-performing assets to total assets at end of year	0.05%	0.05%	0.16%	1.24%	0.94%
Allowance for loan losses to non-performing loans	547%	568%	219%	53%	63%

CAPITAL RATIOS
Stockholders’ equity to total assets at end of period	8.51%	8.45%	8.85%	6.32%	7.00%
Average stockholders’ equity to average assets	8.14%	8.37%	6.62%	7.16%	5.93%

OTHER DATA
Book value per common share outstanding	$28.33	$23.55	$26.79	$25.61	$23.15
Dividends declared per share	$0.52	$0.52	$0.52	$0.52	$0.52
Number of full-service offices	11	11	12	12	12

Common Shares Outstanding	6,169,604	6,070,654	5,443,881	3,146,867	3,111,413

Investing in our common stock involves risks.  Please carefully read “Risk Factors” beginning on page S-9 of the Prospectus Supplement, and all of the documents incorporated by reference in the Prospectus Supplement, including our Annual Report on Form 10-K for the year ended September 30, 2014 and any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, for a discussion of certain factors that you should consider before making your investment decision.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

These securities are not deposits, savings accounts, or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus supplement is December 18, 2014.